Rule 424(b)(3)

                            MILESTONE SCIENTIFIC INC.

                   PROSPECTUS SUPPLEMENT DATED AUGUST 26, 1997
                                       to
                         PROSPECTUS DATED AUGUST 5, 1997

     The Prospectus is hereby amended to provide that broker/dealers may not receive compensation in excess of customary commissions for selling shares covered by the Prospectus by changing the last sentence in the first paragraph on the cover page of the Prospectus and the fourth sentence under "PLAN OF DISTRIBUTION" on page 18 of the Prospectus to read:

          "Such broker-dealers may receive compensation which will not be in excess of customary commissions in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker/dealers may act as agents or to whom they sell as principals, or both. See "Plan of Distribution."

     The Prospectus is further amended to make explicit that the Placement Agent's Purchase Option may first be exercised on March 13, 1998 and to increase the per Unit exercise price thereof from $4.72 to $5.75, by changing the second sentence in "RECENT DEVELOPMENTS - Agency Agreement" on page 11 of the Prospectus to read:

          "The Purchase Option is exercisable at any time in whole or in part commencing March 13, 1998 until March 13, 2002, at a price per Unit of $5.75."